[MOSS ADAMS LLP LETTERHEAD]



           CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNT



We hereby consent to the use in this Prospectus of our report dated October 26, 1999, relating to the financial statements of American Federal Savings Bank and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/Moss Adams LLP

Moss Adams LLP
Portland, Organ
January 31, 2000